PATAPSCO BANCORP, INC.
                       2000 STOCK OPTION & INCENTIVE PLAN

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                             Stock Option Agreement
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                  FOR INCENTIVE STOCK OPTIONS UNDER SECTION 422
                          OF THE INTERNAL REVENUE CODE

     STOCK OPTION (the "Option") for a total of ______ shares of Common Stock, par value $.01 per share, of Patapsco Bancorp, Inc. (the "Company"), which Option is intended to qualify as an incentive stock option under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), is hereby granted to ___________________ (the "Optionee") at the price set forth herein, and in all respects subject to the terms, definitions and provisions of the Patapsco Bancorp, Inc. 2000 Stock Option and Incentive Plan (the "Plan") which was adopted by the Company and which is incorporated by reference herein, receipt of which is hereby acknowledged.

     1. Exercise Price. The exercise price per share is  $______________,  which
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equals 100% * of the fair market value,  as determined by the Committee,  of the
Common Stock on the date of grant of this Option.

     2. Exercise of Option.  This Option shall be exercisable in accordance with
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the Plan and the following provisions:

         (i) Schedule of rights to exercise.
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                                                   Percentage of Total Shares
       Years of Continuous Employment                   Subject to Option
       After Date of Grant of Option                  Which My be Exercised
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Upon Grant                                                       0%

1 year but less than 2 years                                    20%

2 years but less than 3 years                                   40%

3 years but less than 4 years                                   60%

4 years but less than 5 years                                   80%

5 years                                                        100%

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* 110% in the case of an Optionee who owns shares  representing more than 10% of the outstanding common stock of the Company on the date of grant of this Option.

     (ii) Method of  Exercise.  This Option  shall be  exercisable  by a written
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notice by the Optionee which shall:

     (a) state the election to exercise the Option, the number of shares with respect to which it is being exercised, the person in whose name the stock certificate or certificates for such shares of Common Stock is to be registered, his address and Social Security Number (or if more than one, the names, addresses and Social Security Numbers of such persons);

     (b) contain such representations and agreements as to the holder's investment intent with respect to such shares of Common Stock as may be satisfactory to the Company's counsel;

     (c) be signed by the person or persons entitled to exercise the Option and, if the Option is being exercised by any person or persons other than the Optionee, be accompanied by proof, satisfactory to counsel for the Company, of the right of such person or persons to exercise the Option; and

     (d) be in writing and delivered in person or by certified mail to the Treasurer of the Company.

     Payment of the purchase price of any shares with respect to which the Option is being exercised shall be by cash, Common Stock owned for more than six months or such combination of cash and Common Stock owned for more than six months as the Optionee elects. The certificate or certificates for shares of Common Stock owned for more than six months as to which the Option shall be exercised shall be registered in the name of the person or persons exercising the Option.

     (iii)  Restrictions  on  exercise.  This Option may not be exercised if the
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issuance of the shares upon such  exercise  would  constitute a violation of any applicable federal or state securities or other law or valid regulation. As a condition to the Optionee's exercise of this Option, the Company may require the person exercising this Option to make any representation and warranty to the Company as may be required by any applicable law or regulation.

     3. Withholding.  The Optionee hereby agrees that the exercise of the Option
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or any  installment  thereof  will not be  effective,  and no shares will become transferable to the Optionee, until the Optionee makes appropriate arrangements with the Company for such tax withholding as may be required of the Company under federal, state, or local law on account of such exercise.

     4. Non-transferability of Option. This Option may not be transferred in any
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manner otherwise than by will or the laws of descent or distribution.  The terms of this Option shall be binding upon the executors, administrators, heirs, successors and assigns of the Optionee.


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

     5. Term of Option.  This Option may not be exercisable  for more than ten**
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years  from the  date of  grant of this  Option,  as  stated  below,  and may be exercised during such term only in accordance with the Plan and the terms of this Option.

_________________________
Date of Grant                      PATAPSCO BANCORP, INC.
                                   2000 STOCK OPTION & INCENTIVE PLAN COMMITTEE


                                   By: ______________________________________
                                       Authorized Member of the Committee


                                   Witness: _________________________________




_______
** Five years in the case of an Optionee who owns shares representing more than 10% of the outstanding common stock of the Company on the date of grant of this Option.

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


                      INCENTIVE STOCK OPTION EXERCISE FORM

                                 PURSUANT TO THE

                             PATAPSCO BANCORP, INC.
                       2000 STOCK OPTION & INCENTIVE PLAN


                                                             ___________________
                                                             Date


Treasurer
Patapsco Bancorp, Inc.
1301 Merritt Boulevard
Dundalk, Maryland 21222-2194

         Re: Patapsco Bancorp, Inc. 2000 Stock Option and Incentive Plan
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Dear Sir:

     The undersigned elects to exercise the Incentive Stock Option to purchase _________ shares, par value $.01, of Common Stock of Patapsco Bancorp, Inc. under and pursuant to a Stock Option Agreement dated _______________, 20__.

         Delivered herewith is a certified or bank cashier's or teller's check and/or shares of Common Stock owned for more than six months, valued at the fair market value of the stock on the date of exercise, as set forth below.

                   $___________   of cash or check
                   $___________   in the form of  ________  shares of Common
                                  Stock owned for more than six months, valued at $___ per share

                   $0.00          TOTAL
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         The name or names to be on the stock  certificate or  certificates  and the address and Social Security Number of such person(s) is as follows:

Name ___________________________________________________________________________
Address_________________________________________________________________________
Social Security Number _________________________________________________________

                                         Very truly yours,


                                         ____________________________